Exhibit 99
U.S. Xpress Enterprises Reports Second Quarter 2021 Results

CHATTANOOGA, Tenn.--(BUSINESS WIRE) -- U.S. Xpress Enterprises, Inc. (NYSE: USX) (the “Company”) today announced results for the second quarter of 2021.

Second Quarter 2021 Financial Highlights compared to Second Quarter 2020

•	Operating revenue of $475.0 million compared to $422.5 million
•	Operating income of $8.9 million compared to $16.3 million
•	Net income attributable to controlling interest of $19.1 million, or $0.37 per diluted share, compared to $9.5 million, or $0.18 per diluted share
•	Adjusted net income attributable to controlling interest[1], a non-GAAP measure, of $4.2 million, or $0.08 per diluted share compared to $9.5 million, or $0.18 per diluted share
•	Variant exited the quarter with 1,160 tractors and generated 15.5% of Truckload revenues in the quarter as compared to 4.7%
•
Xpress Technologies, the Company’s Brokerage segment, generated revenue of $96.5 million compared to $46.0 million, with 74.7% of transactions processed digitally in the second quarter of 2021 compared to 21.6%

Second-Quarter Financial Performance

	Quarter Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating revenue	$475,021	$422,477	$925,781	$855,045
Revenue, excluding fuel surcharge	$437,533	$393,964	$855,174	$786,784
Operating income	$8,906	$16,277	$16,904	$12,609
Net income attributable to controlling interest	$19,096	$9,498	$21,634	$282
Earnings per diluted share	$0.37	$0.18	$0.42	$(0.00)
Adjusted net income attributable to controlling interest[1]	$4,185	$9,498	$6,723	$2,282
Adjusted earnings per diluted share[1]	$0.08	$0.18	$0.13	$0.04
Operating Ratio
Truckload operating ratio	97.7%	94.6%	97.9%	97.1%
Brokerage operating ratio	99.8%	109.0%	99.2%	109.3%
Operating ratio	98.1%	96.1%	98.2%	98.5%
Adjusted operating ratio[1]	98.0%	95.9%	98.0%	98.4%

Eric Fuller, President and CEO, commented, “From a strategic perspective, we continued to effectively execute our digital transformation plan, which underpins our goal to double revenue and significantly expand margins over the next four years. The key foundation points of our plan are to grow our Variant fleet, expand our digital brokerage, and continually optimize our freight selection algorithms. Over time, we expect these goals to lead to higher revenue and lower cost per transaction. For the second quarter, we were successful in each of these areas.  Variant’s fleet grew to 1,160 tractors and remains on track to meet our goal of 1,500 tractors by the end of this year, Brokerage segment revenue more than doubled, and revenue per tractor in our OTR Truckload operations increased approximately 8% compared with the second quarter of 2020 on a healthy mix of 23% higher revenue per mile and 12% fewer miles per tractor.”

“Operationally, second-quarter results in our Brokerage and Dedicated divisions were positive. Brokerage revenue increased 110% year-over-year while gross margin expanded, and the percentage of digital transactions increased to 74.7%, and the segment swung to profitability versus a loss in the second quarter last year.  Meanwhile, average revenue per tractor in Dedicated improved 5% to a new second-quarter record of $4,336 per week.”

Mr. Fuller continued, “While the freight market has been robust, our financial results are being impacted by a lower overall tractor count, tight driver market, and the duplicative cost structure required to build and develop Variant while reducing underperforming portions of our legacy OTR fleet. Exiting the second quarter, we believe we have hit the inflection point where Variant’s fleet has achieved the scale to grow at a pace faster than the expected remaining contraction of our legacy OTR fleet, and we believe we can grow overall tractor count sequentially. A larger fleet comprised of a higher percentage of more profitable Variant tractors is consistent with our long-term vision of revenue and margin expansion.”

Enterprise Update

Operating revenue was $475.0 million, an increase of $52.5 million compared to the second quarter of 2020. The increase in operating revenue was primarily attributable to revenue growth in the Company’s Brokerage segment and increased fuel surcharge revenue compared to the second quarter of 2020 offset by lower Truckload segment revenues. Excluding the impact of fuel surcharges, second-quarter revenue increased $43.6 million to $437.5 million, an increase of 11.1% compared to the second quarter of 2020.

Operating income for the second quarter of 2021 was $8.9 million compared to $16.3 million in the second quarter of 2020. The decline in operating income was primarily driven by lower fixed cost coverage resulting from lower tractor count and increases in technology and personnel expenses as well as higher net fuel costs. These factors more than offset improved Brokerage margin and continued improvement in claims experience. Operating ratio for the second quarter of 2021 was 98.1% compared to 96.1% in the second quarter of 2020.

Net income attributable to controlling interest for the second quarter of 2021 was $19.1 million compared to $9.5 million in the second quarter of 2020. Excluding the $14.9 million net of tax, unrealized gain on the Company’s investment in TuSimple, adjusted net income attributable to controlling interest1 for the second quarter of 2021 was $4.2 million, compared to $9.5 million in the second quarter of 2020. Earnings per diluted share were $0.37 compared to $0.18 in the second quarter of 2020, and adjusted earnings per diluted share1 were $0.08 for the second quarter of 2021 compared to $0.18 in the second quarter of 2020.

Truckload Segment

	Quarter Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Over the road
Average revenue per tractor per week*	$3,837	$3,558	$3,778	$3,511
Average revenue per mile*	$2.278	$1.855	$2.223	$1.863
Average revenue miles per tractor per week	1,684	1,918	1,699	1,884
Average tractors	3,318	3,825	3,369	3,830
Dedicated
Average revenue per tractor per week*	$4,336	$4,122	$4,243	$4,095
Average revenue per mile*	$2.448	$2.351	$2.420	$2.363
Average revenue miles per tractor per week	1,772	1,753	1,753	1,733
Average tractors	2,531	2,739	2,603	2,721
Consolidated
Average revenue per tractor per week*	$4,053	$3,793	$3,981	$3,753
Average revenue per mile*	$2.354	$2.051	$2.311	$2.061
Average revenue miles per tractor per week	1,722	1,849	1,723	1,821
Average tractors	5,849	6,564	5,972	6,551
* Excluding fuel surcharge revenues

The Truckload segment achieved an operating ratio of 97.7% and an adjusted operating ratio1 of 97.4% for the second quarter of 2021, a 310 and 330 basis point deterioration, respectively, compared to the operating ratio of 94.6% and the adjusted operating ratio1 of 94.1% achieved in the second quarter of 2020. Truckload revenue declined modestly, primarily due to a lower average tractor count, which more than offset higher average revenue per tractor per week. The increase in revenue per tractor per week, a key measure of asset utilization, was primarily the result of a more favorable freight market, along with the implementation of Variant’s Optimizer 2.0, which optimizes for revenue per total mile in addition to total miles per tractor.

In the OTR division, average revenue per tractor per week increased $279 or 7.8% compared to the second quarter of 2020. This improvement primarily reflected a 22.8% increase in average revenue per mile, partially offset by a 12.2% reduction in average miles per tractor.

The Dedicated division’s average revenue per tractor per week increased $214 or 5.2% compared to the second quarter of 2020 on 4.1% higher average revenue per mile and 1.1% higher revenue miles per tractor.

Mr. Fuller commented, “During the second quarter, we continued to execute on our plan as we successfully eliminated approximately 300 tractors in our underperforming legacy OTR fleet while growing Variant by approximately 200 tractors. In our Dedicated division, our team continues to successfully address pricing in certain Dedicated accounts as a result of driver and capacity cost inflation.  I am pleased with our progress to date; however, we have more work to do in the second half of the year. I am optimistic that our Dedicated division is on track to deliver sequential margin improvement in the second half of the year.”

Variant Update

The Company continues to execute on its plan to have 1,500 tractors in the Variant fleet by the end of the year. The average number of tractors in this division increased approximately 25% to 1,015 tractors sequentially from the first quarter of 2021. This growth in tractor count combined with improved revenue per tractor compared to the Company’s legacy OTR division allowed Variant’s revenue to grow to 15.5% of Truckload revenues compared to 4.7% in the second quarter of 2020 and up sequentially from 11.8% in the first quarter of 2021. The Variant fleet continues to outperform the legacy OTR fleet in average revenue per tractor per week, turnover, average revenue miles per tractor per week, and preventable accidents per million miles.

Mr. Fuller noted, “At its current scale, Variant is generating an annualized revenue run rate of more than $200 million. Looking forward, we remain on track to grow Variant to 1,500 tractors by the end of the year, which would represent an annualized revenue run rate of $300 million, and approximately 25% of Truckload revenues.”

Brokerage Segment

	Quarter Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Brokerage revenue	$96,488	$46,029	$178,328	$96,505
Gross margin %	12.0%	8.1%	12.9%	5.8%
Load Count	44,676	40,933	86,861	84,426
Percentage of loads processed on digital platform	74.7%	21.6%	70.6%	18.2%

Brokerage segment revenue increased to $96.5 million in the second quarter of 2021 compared to $46.0 million in the second quarter of 2020, primarily as a result of the better rate environment, higher fuel costs, and the conversion of the Company’s portfolio from 77.3% contract and 22.7% spot in the second quarter of 2020 to 52.6% and 47.4%, respectively in the second quarter of 2021. Brokerage operating income was $0.2 million in the second quarter of 2021 compared to an operating loss of $4.2 million in the second quarter of 2020.

Mr. Fuller said, “I’m pleased with the progress in our Brokerage segment as we grew both the top line and the percentage of transactions processed digitally. Growing our Brokerage segment is a key component of our goal to double total revenues over the next four years because it offers our customers additional transportation solutions as we scale our capabilities. Looking ahead, we remain focused on growing load count and building out our network density, which we expect will lead to operating margin improvement at scale.”

Liquidity and Capital Resources

At the end of the second quarter 2021, the Company had $181.0 million of liquidity (defined as cash plus availability under the Company’s revolving credit facility), $328.0 million of net debt (defined as long-term debt, including current maturities, less cash balances), and $284.2 million of total stockholders' equity.

The Company continues to expect net capital expenditures between $130.0 million and $150.0 million for the full year 2021. The Company will continue to monitor market conditions and may change its planned capital expenditures as prudent. Through June 30, 2021, net capital expenditures were $15.2 million.

Outlook

The Company continues to expect strong freight demand for the balance of 2021 given the broader economic recovery and tailwinds from the Federal Government’s stimulus package, which had a notable impact on the Company’s operations in the first half of 2021. On the supply side, the market for professional drivers remains challenging, which is helping to keep supply tight. These conditions are expected to continue to support a strong spot market and contract renewal environment through the remainder of 2021.

From a cost perspective, inflationary pressure and higher fixed costs will continue to pressure margins until Variant growth exceeds legacy OTR decline. The Company believes the overall fleet reached its low point towards the end of second quarter of 2021 and expects total fleet size to begin growing in the third quarter, with Variant becoming an increasing percentage of the fleet.

Conference Call

The Company will hold a conference call to discuss its second-quarter results at 5:00 p.m. (Eastern Time) on July 22, 2021. The conference call can be accessed live over the phone by dialing 1-877-423-9813 or, for international callers, 1-201-689-8573 and requesting to be joined to the U.S. Xpress Second Quarter 2021 Earnings Conference Call. A replay will be available starting at 8:00 p.m. (Eastern Time) on July 22, 2021, and can be accessed by dialing 1-844-512-2921 or, for international callers, 1-412-317-6671. The passcode for the replay is 13720615. The replay will be available until 11:59 p.m. (Eastern Time) on July 29, 2021.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at investor.usxpress.com. The online replay will remain available for a limited time, beginning immediately following the call. Supplementary information for the conference call will also be available on this website.

(1) Non-GAAP Financial Measures

In addition to our net income determined in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’), we evaluate operating performance using certain non-GAAP measures, including Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS (on a consolidated and, as applicable, segment basis). Management believes the use of non-GAAP measures assists investors and securities analysts in understanding the ongoing operating performance of our business by allowing more effective comparison between periods. Further, management uses non-GAAP Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. The non-GAAP information provided is used by our management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. You should not consider the non-GAAP measures used herein in isolation or as substitutes for analysis of our results as reported under GAAP. Management compensates for these limitations by relying primarily on GAAP results and using non-GAAP financial measures on a supplemental basis.

Pursuant to the requirements of Regulation G and Regulation S-K, we have provided reconciliations of Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS to the most comparable GAAP financial measures at the end of this press release.

About U.S. Xpress Enterprises

Through its subsidiaries, U.S. Xpress Enterprises, Inc. offers customers over-the-road, dedicated, and brokerage services. Founded in 1985, the Company utilizes a combination of smart technology, a modern fleet of tractors and a network of highly trained, professional drivers to efficiently move freight for a wide variety of customers. U.S. Xpress implements a range of digital initiatives and technology to drive innovation in the industry, streamline the value chain for customers and improve the overall driver experience.

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “intends,” “outlook,” “strategy,” “optimistic,” “will,” “could,” “should,” “may,” “focus,” “seek,” “potential,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases.  In this press release, such statements may include, but are not limited to, statements in the "Outlook" section, statements regarding future unit, revenue and profit growth of our Variant fleet and Brokerage segment, our ability to scale our digital businesses, statements regarding the profitability of our Dedicated division, and any other statements concerning: any projections of earnings, revenues, cash flows, capital expenditures, operating ratio, operating margin, compliance with financial covenants, or other financial items; any statement of plans, strategies, or objectives for future operations; any statements regarding future economic or industry conditions or performance; and any statements of belief and any statements of assumptions underlying any of the foregoing. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: general economic conditions, including inflation and consumer spending; political conditions and regulations, including future changes thereto; changes in tax laws or in their interpretations and changes in tax rates; future insurance and claims experience, including adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; impact of pending or future legal proceedings; future market for used revenue equipment and real estate; future revenue equipment prices; future capital expenditures, including equipment purchasing and leasing plans and equipment turnover (including expected trade-ins); fleet age; future depreciation and amortization; changes in management’s estimates of the need for new tractors and trailers; future ability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreement; freight environment, including freight demand, rates, capacity, and volumes; future asset utilization; loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified professional drivers and independent contractors; classification of independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, intermodal, and brokerage (including digital brokerage) competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s Department of Transportation safety rating; future safety performance; our ability to reduce, or control increases in, operating costs; future third-party service provider relationships and availability; execution of the Company’s current business strategy or changes in the Company’s business strategy, including whether implementation of such strategies will improve profitability; the ability of the Company’s infrastructure to support future organic or inorganic growth; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to adapt to changing market conditions and technologies, including the future use of autonomous tractors; disruptions to our information technology; the cost of and our ability to effectively and efficiently implement technology initiatives; costs, diversion of management’s attention, and potential payments made in connection with the multiple class action lawsuits a stockholder derivative lawsuit arising out of our IPO; credit, reputational and relationship risks of certain of our current and former equity investments; our ability to maintain effective internal controls without material weaknesses; our voting control is concentrated with certain members of the Fuller and Quinn families, which limits the ability of other stockholders to influence corporate matters; and the impact of the recent coronavirus outbreak or other similar outbreaks. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

USX Financial

Contact:
U.S. Xpress Enterprises, Inc.
Matt Garvie
Vice President, Investor Relations
investors@usxpress.com
Source: U.S. Xpress Enterprises, Inc

Condensed Consolidated Income Statements (unaudited)
	Quarter Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2021	2020	2021	2020
Operating Revenue:
Revenue, excluding fuel surcharge	$437,533	$393,964	$855,174	$786,784
Fuel surcharge	37,488	28,513	70,607	68,261
Total operating revenue	475,021	422,477	925,781	855,045
Operating Expenses:
Salaries, wages and benefits	144,500	139,970	286,503	275,348
Fuel and fuel taxes	43,783	29,850	84,187	70,057
Vehicle rents	21,547	21,335	43,010	43,212
Depreciation and amortization, net of (gain) loss	23,205	26,283	45,587	52,086
Purchased transportation	157,489	117,366	299,150	247,120
Operating expense and supplies	34,443	31,592	66,958	67,322
Insurance premiums and claims	18,933	21,283	40,710	47,306
Operating taxes and licenses	3,247	3,720	6,516	7,397
Communications and utilities	2,964	2,256	5,352	4,708
General and other operating	16,004	12,545	30,904	27,880
Total operating expenses	466,115	406,200	908,877	842,436
Operating Income	8,906	16,277	16,904	12,609
Other Expenses (Income):
Interest expense, net	3,557	4,862	7,244	10,283
Other, net	(20,191)	-	(20,191)	2,000
	(16,634)	4,862	(12,947)	12,283
Income Before Income Taxes	25,540	11,415	29,851	326
Income Tax Provision	6,443	2,387	8,093	530
Net Income (Loss)	19,097	9,028	21,758	(204)
Net Income (Loss) attributable to non-controlling interest	1	(470)	124	(486)
Net Income attributable to controlling interest	$19,096	$9,498	$21,634	$282

Income Per Share
Basic earnings per share	$0.38	$0.19	$0.43	$0.01
Basic weighted average shares outstanding	50,334	49,499	50,156	49,358
Diluted earnings per share	$0.37	$0.18	$0.42	$(0.00)
Diluted weighted average shares outstanding	51,848	50,215	51,705	49,518

Condensed Consolidated Balance Sheets (unaudited)
	June 30,	December 31,
(in thousands)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$5,275	$5,505
Customer receivables, net of allowance of $150 and $157, respectively	220,264	189,869
Other receivables	17,198	19,203
Prepaid insurance and licenses	9,685	14,265
Operating supplies	9,729	8,953
Assets held for sale	18,188	12,382
Other current assets	27,379	16,263
Total current assets	307,718	266,440
Property and equipment, at cost	863,459	896,264
Less accumulated depreciation and amortization	(391,669)	(394,603)
Net property and equipment	471,790	501,661
Other assets:
Operating lease right-of-use assets	263,099	287,251
Goodwill	59,221	59,221
Intangible assets, net	24,723	25,513
Other	50,576	39,504
Total other assets	397,619	411,489
Total assets	$1,177,127	$1,179,590
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$100,864	$83,621
Book overdraft	5,873	-
Accrued wages and benefits	40,866	40,095
Claims and insurance accruals	45,674	47,667
Other accrued liabilities	5,639	5,986
Current portion of operating leases	76,512	78,193
Current maturities of long-term debt and finance leases	76,616	103,690
Total current liabilities	352,044	359,252
Long-term debt and finance leases, net of current maturities	257,088	255,287
Less debt issuance costs	(381)	(314)
Net long-term debt and finance leases	256,707	254,973
Deferred income taxes	32,786	25,162
Other long-term liabilities	14,809	14,615
Claims and insurance accruals, long-term	47,472	55,420
Noncurrent operating lease liability	187,576	209,311
Commitments and contingencies	-	-
Stockholders' Equity:
Common stock	503	497
Additional paid-in capital	264,450	261,338
Retained earnings (deficit)	19,204	(2,430)
Stockholders' equity	284,157	259,405
Noncontrolling interest	1,576	1,452
Total stockholders' equity	285,733	260,857
Total liabilities and stockholders' equity	$1,177,127	$1,179,590

Condensed Consolidated Cash Flow Statements (unaudited)
	Six Months Ended June 30,
(in thousands)	2021	2020
Operating activities
Net income (loss)	$21,758	$(204)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax provision	7,624	301
Depreciation and amortization	41,036	45,683
Losses on sale of property and equipment	4,551	6,403
Share based compensation	3,791	2,000
Other	381	2,967
Unrealized gain on investment	(20,191)	-
Changes in operating assets and liabilities
Receivables	(27,163)	(3,027)
Prepaid insurance and licenses	4,580	1,933
Operating supplies	(724)	95
Other assets	(1,967)	1,085
Accounts payable and other accrued liabilities	5,954	11,822
Accrued wages and benefits	771	2,738
Net cash provided by operating activities	40,401	71,796
Investing activities
Payments for purchases of property and equipment	(62,851)	(87,270)
Proceeds from sales of property and equipment	47,660	24,101
Other	-	(1,880)
Net cash used in investing activities	(15,191)	(65,049)
Financing activities
Borrowings under lines of credit	138,812	180,254
Payments under lines of credit	(123,812)	(180,254)
Borrowings under long-term debt	38,116	183,662
Payments of long-term debt and finance leases	(83,961)	(196,742)
Payments of financing costs	(100)	(1,276)
Net proceeds from issuance of common stock under ESPP	538	420
Tax withholding related to net share settlement of restricted stock awards	(1,211)	(93)
Payments of long-term consideration for business acquisition	-	(1,000)
Proceeds from long-term consideration for sale of subsidiary	305	290
Book overdraft	5,873	3,631
Net cash used in financing activities	(25,440)	(11,108)
Net change in cash and cash equivalents	(230)	(4,361)
Cash and cash equivalents
Beginning of year	5,505	5,687
End of period	$5,275	$1,326

Key Operating Factors & Truckload Statistics (unaudited)

	Quarter Ended June 30,		%	Six Months Ended June 30,		%
	2021	2020	Change	2021	2020	Change
Operating Revenue:
Truckload[1]	$341,045	$347,935	-2.0%	$676,846	$690,279	-1.9%
Fuel Surcharge	37,488	28,513	31.5%	70,607	68,261	3.4%
Brokerage	96,488	46,029	109.6%	178,328	96,505	84.8%
Total Operating Revenue	$475,021	$422,477	12.4%	$925,781	$855,045	8.3%

Operating Income (Loss):
Truckload	$8,745	$20,428	-57.2%	$15,472	$21,628	-28.5%
Brokerage	$161	$(4,151)	-103.9%	$1,432	$(9,019)	-115.9%
	$8,906	$16,277	-45.3%	$16,904	$12,609	34.1%

Operating Ratio:
Operating Ratio	98.1%	96.1%	2.1%	98.2%	98.5%	-0.3%
Adjusted Operating Ratio[2]	98.0%	95.9%	2.2%	98.0%	98.4%	-0.4%

Truckload Operating Ratio	97.7%	94.6%	3.3%	97.9%	97.1%	0.8%
Adjusted Truckload Operating Ratio[2]	97.4%	94.1%	3.5%	97.7%	96.9%	0.9%
Brokerage Operating Ratio	99.8%	109.0%	-8.4%	99.2%	109.3%	-9.2%

Truckload Statistics:
Revenue Per Mile[1]	$2.354	$2.051	14.8%	$2.311	$2.061	12.1%

Average Tractors -
Company Owned	4,517	4,777	-5.4%	4,556	4,762	-4.3%
Owner Operators	1,332	1,787	-25.5%	1,417	1,789	-20.8%
Total Average Tractors	5,849	6,564	-10.9%	5,973	6,551	-8.8%

Average Revenue Miles Per Tractor Per Week	1,722	1,849	-6.9%	1,723	1,821	-5.4%

Average Revenue Per Tractor Per Week[1]	$4,053	$3,793	6.9%	$3,981	$3,753	6.1%

Total Miles	145,405	175,833	-17.3%	294,968	345,020	-14.5%

Total Company Miles	111,558	125,743	-11.3%	223,263	243,869	-8.4%

Total Independent Contractor Miles	33,847	50,090	-32.4%	71,705	101,151	-29.1%

Independent Contractor fuel surcharge	8,422	7,311	15.2%	16,082	18,522	-13.2%

[1] Excluding fuel surcharge revenues
[2] See GAAP to non-GAAP reconciliation in the schedules following this release

Non-GAAP Reconciliation - Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
GAAP Presentation:
Total revenue	$475,021	$422,477	$925,781	$855,045
Total operating expenses	(466,115)	(406,200)	(908,877)	(842,436)
Operating income	$8,906	$16,277	$16,904	$12,609
Operating ratio	98.1%	96.1%	98.2%	98.5%

Non-GAAP Presentation
Total revenue	$475,021	$422,477	$925,781	$855,045
Fuel surcharge	(37,488)	(28,513)	(70,607)	(68,261)
Revenue, excluding fuel surcharge	437,533	393,964	855,174	786,784

Total operating expenses	466,115	406,200	908,877	842,436
Adjusted for:
Fuel surcharge	(37,488)	(28,513)	(70,607)	(68,261)
Adjusted operating expenses	428,627	377,687	838,270	774,175
Adjusted Operating Income	$8,906	$16,277	$16,904	$12,609
Adjusted operating ratio	98.0%	95.9%	98.0%	98.4%

Non-GAAP Reconciliation - Truckload Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Truckload GAAP Presentation:
Total Truckload revenue	$378,533	$376,448	$747,453	$758,540
Total Truckload operating expenses	(369,788)	(356,020)	(731,981)	(736,912)
Truckload operating income	$8,745	$20,428	$15,472	$21,628
Truckload operating ratio	97.7%	94.6%	97.9%	97.1%

Truckload Non-GAAP Presentation
Total Truckload revenue	$378,533	$376,448	$747,453	$758,540
Fuel surcharge	(37,488)	(28,513)	(70,607)	(68,261)
Revenue, excluding fuel surcharge	341,045	347,935	676,846	690,279

Total Truckload operating expenses	369,788	356,020	731,981	736,912
Adjusted for:
Fuel surcharge	(37,488)	(28,513)	(70,607)	(68,261)
Truckload Adjusted operating expenses	332,300	327,507	661,374	668,651
Truckload Adjusted operating income	$8,745	$20,428	$15,472	$21,628
Truckload Adjusted operating ratio	97.4%	94.1%	97.7%	96.9%

Non-GAAP Reconciliation - Adjusted Net Income and EPS (unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2021	2020	2021	2020
GAAP: Net income attributable to controlling interest	$19,096	$9,498	$21,634	$282
Adjusted for:
Income tax provision	6,443	2,387	8,093	530
Income before income taxes attributable to controlling interest	$25,539	$11,885	$29,727	$812
Unrealized gain on equity investment[1]	(20,191)	-	(20,191)	-
Loss on sale of equity method investment[2]	-	-		2,000
Adjusted income before income taxes	5,348	11,885	9,536	2,812
Adjusted income tax provision	1,163	2,387	2,813	530
Non-GAAP: Adjusted net income attributable to controlling interest	$4,185	$9,498	$6,723	$2,282

GAAP: Earnings per diluted share	$0.37	$0.18	$0.42	$(0.00)
Adjusted for:
Income tax expense attributable to controlling interest	0.12	0.05	0.15	0.01
Income before income taxes attributable to controlling interest	$0.49	$0.23	$0.57	$0.01
Unrealized gain on equity investment[1]	(0.39)	-	(0.39)	-
Loss on sale of equity method investment[2]	-	-	-	0.04
Adjusted income before income taxes	0.10	0.23	0.18	0.05
Adjusted income tax provision	0.02	0.05	0.05	0.01
Non-GAAP: Adjusted earnings per diluted share attributable to controlling interest	$0.08	$0.18	$0.13	$0.04

[1]During the second quarter of 2021, we recognized an unrealized gain on our TuSimple equity investment
[2]During the first quarter of 2020, we incurred loss on sale related to an equity method investment in a former wholly owned subsidiary

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